ALIGN TECHNOLOGY, INC. 2820 Orchard Parkway, San Jose, CA 95134, USA | +1 (408) 470-1000 | aligntech.com

Letter of Assignment
Long Term International Assignment

December 9, 2019

Zelko Relic
[Address Withheld]

Dear Zelko:

This letter of assignment (the "Agreement") is to confirm a mutual understanding between you and Align Technology, Inc (the "Home Company") of the terms and conditions applying to your long-term international assignment (the "Assignment") to Align Technology Switzerland GmbH (the "Host Company") as outlined below:

Home Location:	[Withheld]
Host Location:	[Withheld]
Length of Assignment:	3 years
Effective Date:	January 1, 2020
Estimated Completion Date:	December 31, 2023
Assignment Location Job Title:	CTO and SVP, Global R&D
Annual Base Salary:	$440,000 USD

The terms and conditions outlined in this Agreement will be in effect only for the period of your employment on this Assignment. The term of the Assignment may be extended by written agreement of the parties.

During the Assignment, you shall be based at the offices of the Host Company in the Host Location, or at such other location as may be agreed upon by you and the Home Company. You shall, however, also travel to other locations at such times as may be appropriate for the performance of your duties under this Agreement. During the Assignment, you shall perform services as requested by, and under the sole direction and control of, the directors, officers and employees of the Host Company, acting only on behalf and for the benefit of the Host Company. In the event this Assignment is extended or a new assignment occurs, a new written agreement shall be executed. You are subject to reassignment to any of the Home Company’s locations throughout the world. Such reassignment will depend on the future needs of the Home Company.

During the Assignment and any period that you are on assignment for the Home Company outside the Home Location, this Agreement and the benefits contained herein, are contingent upon you being authorized to work and reside in the Host Location. Home Company (and Host Company if necessary) will support your application for any visas, residence permits or other necessary authorizations.

If you lose or fail to obtain your authorization to work in the Host Location at any time, for any reason during the life of this Agreement or your Assignment, Home Company will consider your circumstances, but may, at its sole discretion, consider all or any portion of this Agreement void.

The Assignment and Your "At-Will" Employment

Your Assignment is temporary in nature. At all times during your Assignment, you will remain an at-will employee of Home Company. The terms and conditions of your offer letter and proprietary information and inventions agreement with Home Company (collectively "Offer Letter") will remain applicable, unless modified by this Agreement. This Agreement is based on our confidence that this Assignment and your continued employment with Home Company will be a mutually rewarding and enriching experience, but it is not an employment contract, and does not represent a guarantee of continued employment for any period of time. Regardless of any statement contained in this Agreement, your employment with the Home Company is “employment at-will”, which means that either you or the Home Company may terminate your employment relationship at any time, for any reason, with or without cause, and with or without notice to the other party. Nothing in this Agreement is intended to modify or alter the at-will nature of your employment relationship. For the avoidance of doubt, this does not in any way give rise to a direct employment relationship between you and the Host Company. Your employment with the Home Company is subject to the laws of the Home Location. Host Location law shall not apply to this Assignment or the services performed during your Assignment, and you hereby agree to waive all claims under Host Location law, if any.

If you die, become disabled or the Home Company terminates your employment for reason other than for Cause before the end of this Assignment, the Home Company will cover the cost of returning you and your accompanying family members as well as your personal effects back to the Home Location immediately. "Cause" is determined by the Home Company in its sole discretion, but examples of Cause would include conduct by you involving dishonesty, failure to follow the “Employment Restrictions” Section below, or failure to abide by any material term of this Agreement or your Offer Letter.

Home Company requires you, during the course of your Assignment, to abide by all requirements set out in the Home Company's International Long Term Assignment Policy (the "Policy"). As part of this, should any requirement set out in the Policy conflict with any requirement of your employment with the Home Company or the Offer Letter, the former will take precedence to the extent allowed by applicable law.

Depending on the documentation needed to support your Assignment, you may also be required to enter into a local employment agreement with the Host Company covering the period of your Assignment.

Please note that all allowances and benefits provided in this Agreement cease upon your return to the Home Location or upon reassignment to a new location, the terms of this Agreement will cease to have effect and you will revert to the terms and conditions of your Offer Letter.

Your Assignment to the Host Company may be voluntarily ended by you upon thirty (30) days' prior written notice, or involuntarily ended by either the Home Company or the Host Company, at any time, for any reason, and without payment of any indemnity by the Home or Host Company unless expressly required by applicable law. If the Home Company or the Host Company ends this Assignment early, it will attempt to give you thirty (30) days' prior notice, to assist you in preparing for the transition.
If you voluntarily resign from employment with the Home Company while on Assignment, all Assignment-related relocation payments, Assignment-related allowances and Assignment-related support provided under this Agreement will cease upon the date of resignation to the extent allowed by applicable law. In situations where you voluntarily resign from employment or are involuntarily terminated for "Cause," neither Home Company nor Host Company will bear any relocation costs, unless expressly required by the law applicable.

For the avoidance of doubt, the termination of your employment with the Home Company shall automatically terminate your Assignment under this Agreement. If your employment with the Home Company terminates during the Assignment, the continuing obligations in your Offer Letter will remain in effect.

Further, as a requirement to receive any Assignment-related benefits, you will be required to provide your signed acknowledgement and acceptance of Exhibit B attached herein, which shall be applicable for the duration of your Assignment to the extent allowed under applicable law.

Employment Restrictions – Conflict of Interest, Compliance with Applicable Laws

It is understood that during your Assignment, and employment with Home Company, you will not engage in any employment or business enterprises that would in any way conflict with your service and the interests of the Home Company or the Host Company. The Home Company's Code of Conduct, Export/Import, and any other regulation to lawful trade policies apply to all transactions and conflicts of interest. In addition, you agree to comply with all applicable laws in the Host Location, including all applicable laws concerning governmental payments. Except as permitted under the express written policies of the Home Company, you shall not, directly or indirectly, pay, give or offer anything of value to any foreign government officer, employee or representative, or to any foreign political party or candidate for or incumbent in any foreign political office, for any personal or business reasons, including in order to assist in obtaining, retaining or directing business.

Administration

You will continue to be an employee of the Home Company and will continue to be paid by the Home Company from the Home Location payroll. Salary actions, including timing and amounts of increases (if any), will be consistent with the Home Company’s customary payroll and performance review practices in effect in your Home Location. While on Assignment, incentive payments will be administered and paid according to the customary incentive policies and practices of the Home Company.

Employee Assignment Benefits

Throughout your Assignment, unless otherwise provided in this Agreement, you shall be entitled to participate in any employee benefit plans, programs or arrangements of the Home Company for which you are eligible, as well as any benefit plans, programs or arrangements of the Home Company designed to replace the existing plans, programs or arrangements during your Assignment. These benefits and assignment allowances and reimbursements, including those that follow in this Agreement, are excluded from your regular salary and shall not be considered for purposes of determining any notice, overtime, 13 months' pay, severance, bonus, vacation pay, holiday allowance, or similar to the extent allowed under applicable law. Any severance or severance-related payments that may be payable under any non-U.S. jurisdiction will reduce the amount payable under the Home Company's prevailing severance or severance-related practices, if any, in the United States.
These Assignment benefits and allowances are provided at the sole discretion of Home Company. You shall not acquire a right to such benefits and allowances, and Home Company reserves the right to change, modify, amend or discontinue such benefits and allowances at any time, at its sole discretion, to the extent allowed by applicable law. You understand and agree that the benefits provided under your Offer Letter (if any) and U.S. benefit policies which are directly related to your performance of work in Home Location (e.g. transportation allowance) will cease to apply during your Assignment.

Vacation

You will be eligible for vacation under the Home Company's vacation policy, unless otherwise required by local law.

Holidays

You will be eligible to observe the local policy for holidays in the Host Location.

Taxation

You will be covered by Home Company’s tax equalization policy for the duration of your Assignment. Home Company’s philosophy regarding tax equalization is that as an international assignee, you will neither materially gain nor lose from the difference in income and social tax costs between your Home and Host Location, within certain parameters. Thus, while on the Assignment, you will pay approximately the same U.S. income (U.S. federal, state and local) and social security tax, on tax equalized income, which you would have paid had you remained in your Home Location.

You will be required to comply with all Home Location, Host Location and foreign laws regarding personal income and social security taxes and thus you will be responsible for ensuring timely completion of personal tax returns in the Host and Home locations (as required).

To assist you in this regard, the Home Company will designate a tax service provider and pay for the preparation of required tax returns and tax equalization settlement calculations for you for all tax years affected by the Assignment. You will be required to meet with the Home Company-designated tax service provider for a tax briefing prior to your departure from the Home Location and after arrival in the Host Location to confirm that you understand the tax implications of the Assignment. You will be required to use the tax return preparation services of the Home Company’s designated tax service provider. The Home Company will not reimburse any fees incurred by you in utilizing the services of another tax service provider.

To the extent permissible under applicable laws, it is intended that you will remain covered under your Home Location social security scheme. However, if you are subject to social security charges in the Host Location during the Assignment, and the Host Location permits you to apply for a refund of such charges, you agree to apply for such refund, and have such refund paid to Host Company or Home Company where possible. If it is not possible for a refund to go directly to Host Company or Home Company, then you agree and authorize Home Company or Host Company, as applicable, to deduct and set off any such amounts refunded to you from any payments due from Home Company or Host Company to you, up to the maximum extent permitted by law. If the set-off is insufficient to cover the refund that you received, you agree to pay the Home Company or Host Company, as applicable, the amount still outstanding.

You will be responsible for penalties and interest charges, if any, incurred as a result of your personal actions.

By accepting this Assignment, you confirm your agreement to the terms and conditions of the Home Company's tax equalization policy including, but not limited to:

A.	your agreement to pay hypothetical tax as determined in accordance with the Home Company's tax equalization policy.

B.	your authorization that the Home Company may deduct such hypothetical tax from your base salary and other earnings in accordance with your regular payroll schedule.

C.	your agreement that any additional hypothetical tax due from you to the Home Company will be settled by you within thirty (30) days.

D.
your agreement to provide upon request and on a timely basis all necessary data to enable Home Company’s designated tax service provider to prepare your relevant tax returns in both the Home Location and Host Location.

E.	your agreement to keep your tax return filing obligations in both the Home Location and Host Location up to date and in good order.

F.	your agreement to abide by the terms and conditions of the Home Company's tax equalization policy, which shall be evidenced by your signed acknowledgment and acceptance of Exhibit C attached herein.

Assignment Allowances

In addition to your Home Location compensation, you will be entitled to receive the Assignment allowances and provisions as described in the Policy. The amount of each of these allowances is specified in the Summary of Long Term International Assignment Provisions, attached herein as Exhibit A, and will be reviewed with you by your international assignment consultant.

While you are on the Assignment, all Assignment allowances, deductions and other compensation items referenced herein will be administered by the Home Company from the Home Location payroll.

Severability

The provisions of this Agreement are severable. If any provision is found by any court of competent jurisdiction to be unreasonable and invalid, that determination shall not affect the enforceability of the other provisions. Furthermore, if any of the restrictions against various activities is found to be unreasonable and invalid, the court before which the matter is pending shall enforce the restriction to the maximum extent it deems to be reasonable or valid.

Governing Law/Venue

This Agreement and all related matters in dispute thereto shall be construed in accordance with California State substantive law without regard to the choice of law principles thereof.

All questions concerning the construction, validity and interpretation of this Agreement arising during the period of this Agreement and/or directly or indirectly relating to or arising out of the Assignment including, but not limited to, claims of discrimination arising under state or federal law, the termination thereof, and/or to the interpretation and/or implementation of this Agreement, will exclusively be subject to arbitration. The arbitration will be held in California in the United States of America, and will be governed by the rules as established at that time by the American Arbitration Association for the resolution of employment disputes.

To the extent that you are entitled to rights, benefits or compensation under the laws of both Host Location and your Home Location, you agree that you will be entitled to such rights, benefits, or compensation that are no greater than those provided to you under the terms of this Agreement, so that any advantages, entitlements or protections that may apply to you under the laws of both jurisdictions may not be combined.

No Waiver

No failure or delay by any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or particular exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any party of any breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Agreement.

Withholding/Deductions

All amounts paid pursuant to this Agreement shall be subject to deductions and withholding for taxes (income, social, foreign or otherwise) to the extent agreed to by you or required by applicable law.

Internal Revenue Code Section 409A

Certain payments, reimbursements, and benefits to be made to you under this Agreement may be subject to Section 409A of the U.S. Internal Revenue Code (“Section 409A”). The Home Company intends that this Agreement will be administered and interpreted in accordance with Section 409A so that amounts payable under the Agreement shall be exempt or compliant with Section 409A. If any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments comply with Section 409A. Any benefits or amounts payable under this Agreement upon your termination of employment that constitute deferred compensation under Section 409A (i) shall be paid only if such termination constitutes a separation from service under Section 409A, and (ii) if you are a “specified employee”, the payment shall be delayed until six months and one day from the date of termination of employment.

Any reimbursement of benefits will be made not later than the last day of your taxable year following the year in which the related expense was incurred (subject to you providing any required supporting documentation) in accordance with Treas. Reg. Section 409A-3(i)(1)(iv). Any reimbursement payments due to you shall not be subject to liquidation or exchange for another benefit and the amount of such expenses eligible for reimbursement or such benefits that you receive in one taxable year shall not affect the expenses eligible for reimbursement or the amount of such benefits that you will receive in any other taxable year.

Any amounts payable to you pursuant to any tax equalization agreement (within the meaning of Treas. Reg. Section 1.409A-1(b)(8)(iii)) shall be made not later than the last day of your second taxable year following the year in which your U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, the second taxable year following the latest such taxable year in which your foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates. In the event of a tax audit, litigation or other tax proceedings related to the Policy, supplemental tax equalization payments may be made during the period described in Treas. Reg. Section 1.409A-3(i)(1)(v).

The Home Company makes no representation or warranty and shall have no liability to you or any other person if any provision of the Agreement, the Policy or the Home Company's tax equalization policy is determined to constitute deferred compensation subject to Section 409A but does not satisfy an exemption from, or the conditions of, Section 409A.

Confidentiality

During the Assignment, your confidentiality obligations towards the Home Company will remain unaffected by your Assignment (and they extend to the Host Company during your Assignment). Upon termination of your employment and/or Assignment, you must return all copies of documents containing Confidential Information, as well as all Home or Host Company assets and property, including documents (in electronic or paper format), files, books, papers, memos, hardware, software, equipment, and electronic media storage, in your possession. Home Company hereby informs you, and you acknowledge your understanding, that under the U.S. Defend Trade Secrets Act of 2016 (the “DTS Act”), to the extent the DTS Act applies to you, you may not be held criminally or civilly liable for certain disclosure of a “trade secret,” as defined in the DTS Act, made in confidence to a government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of law.

Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Home Company and its affiliates for the exclusive purpose of managing and administering your Assignment.

You understand that the Home Company holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, nationality, C.V. (or resume), wage history, employment references, social insurance number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, and tax related information for purposes of managing and administering your Assignment (“Data”).

You understand that Data may be transferred to any third parties assisting in the management and administration of your Assignment, that these recipients may be located in the Home Location or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Human Resources Department.
You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of managing and administering your Assignment. You understand that Data will be held only as long as is necessary to manage and administer your Assignment.

You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Human Resources Department.

Third Party Beneficiary

Each of the Home Company group companies (the Home Company and its subsidiaries and affiliates) is a third party beneficiary of this Agreement and each of them has the full right and power to enforce rights, interests and obligations under this Agreement without limitation or other restriction.

Assignment Logistics

Aires is Home Company's designated relocation management company and, as such, will be coordinating all aspects of your Assignment including coordination of suppliers, policy questions, payroll (calculations of allowance, deductions) and general questions and concerns. You will be contacted by an international assignment consultant from Aires to setup your initial consultation call.

Please acknowledge receipt of this Agreement and agreement with its terms by signing the two originals and returning one to the person listed below.

Sincerely yours,

Signature            Date
Stuart Hockridge
SVP, Global Human Resources

ACKNOWLEDGE AND AGREE:
            Zelko Relic        Date

This signature denotes that you have read and understood the Policy and this Agreement.

Exhibit A

Summary of International Long Term Assignment Provisions

Employee Name:     Zelko Relic
Host Location:     [Withheld]
Payroll Location:    United States

	Provision Description	Payment
PRE-ASSIGNMENT
Medical Exams	All medical exams required to secure necessary visas and work permits are to be reimbursed under the provisions of your existing medical coverage.	Should payment for such exams not be covered under your insurance policy, expenses for such exams for you will be reimbursed upon submission to Home Company.
House-hunting Trip
You will be provided with a house-hunting trip. The purpose of this trip is designed to assist you in setting realistic expectations about the Host Location’s housing, neighborhoods, amenities, schools, and daily living in a cultural environment for you.

Reimbursement includes round-trip business class airfare via the most direct route, local transportation, reasonable meals and lodging for a maximum of five (5) days in accordance with the Home Company’s travel policy.

Such payment will be made by Aires upon submission of expense report and receipts.

Destination Services	You will receive professional area orientation and home finding services during your house-hunting trip. These services will be provided by a Host Location representative who is a local area expert.	The fees for this service will be directly billed to Home Company.
Immigration Assistance
An independent outside provider will coordinate the application of the necessary visa/work permit as soon as you have accepted the Assignment. The designated provider will advise you of the appropriate documentation needed to expedite filing of the applications.

The fees for this service will be directly billed to Home Company.

Reimbursement for obtaining passports will be provided upon submission to Aires (approved assignment expense report form and receipts).

Final Travel to Host Country (En route travel)	The Company will pay for final transportation expenses for you in accordance with the Home Company travel policy.	Such payment will be made by Aires upon submission of expense report and receipts.
Cross Cultural Orientations	Home Company will provide you cross- cultural training to adapt to your new environment.	The fees for this service will be direct billed to Home Company.
Relocation Allowance
To assist with a smooth transition into the Host Location, Home Company will provide you with a "miscellaneous allowance" equal to $25,000 USD. The purpose of such allowance is to purchase miscellaneous items, such as drapes, hardware, small appliances, adaptors, automobile registration and licensing fees, telephone installation charges, connection of appliances, costs not allowed in shipping and storage of household goods limitations, the creation or update of a will and estate planning, that may be necessary upon moving to the Host Location.

This is a one-time payment provided at the start of the Assignment paid in the Home Location in Home Location currency. Home Company will pay for any taxes incurred in association with this allowance. No receipts are required for this payment.

Temporary Accommodations
When necessary, you may require temporary accommodations in the Home Location immediately prior to assignment departure and immediately upon arrival in the Host Location when assignment housing has not been secured.

You will be entitled to a total of sixty (60) days (to be used in either the Home or Host Location or both) of temporary accommodations.

Such payment will be made by Aires upon submission of expense report and receipts.

Home Country Storage of Household Goods	Home Company will pay for the storage of household goods in the Home Location, where applicable.
Home Location storage of household goods will be provided for the length of the Assignment plus 30 days.

Home Company will arrange and pay for the insurance costs associated with the household goods storage.

The fees for this service will be direct billed to Home Company.

ON - ASSIGNMENT
Home Leave
You are eligible to take two (2) annual home leaves for every twelve (12) months on Assignment. Annual home leave is provided to enable you to:

•    renew ties with friends / family
•    keep abreast of the social, cultural, political and economic environment in the Home Location
•    visit the Home Location to sustain contacts with associates, discuss career development issues and facilitate repatriation.

Home Company requires that annual home leave be taken in the Home Location.

Reimbursable expenses are: Airfare and ground transportation to/from the airport for you in accordance with the Home Company's travel policy.

You are eligible to take home leave after a minimum of ninety (90) days in the Host Location. Final home leave must be taken no less than six (6) months prior to repatriation. Home leave trips should be scheduled to coincide with business meetings held at the Home Location whenever possible.

Reimbursement includes round-trip business class airfare via the most direct route

Such payment will be made by Aires upon submission of expense report and receipts.

Cost of Living Allowance (COLA)
You may receive a Cost of Living Allowance (COLA) of $7,000 USD per month to assist in maintaining a style of living comparable to that in the Home Location. The COLA is based on indices supplied to Home Company by a third party international data consultant. This source prices the differences in goods and services between the Home and Host Location, factoring in current exchange rates. Your salary and family size at the Host Location are used to calculate the COLA.
Should your marital status and family size change during the course of your Assignment, it is your responsibility to immediately notify Home Company of changes in marital status and family size.

The COLA is calculated at the start of your Assignment and is reviewed periodically to adjust the differential up or down if necessary. It may be brought about by changes in base salary, Host Location, family size and extreme fluctuations in inflation or exchange rates.
The COLA will be paid as part of the Home Company's normal payroll cycle and will be grossed up for taxes.

Host Location Housing Allowance
Home Company will provide assistance with housing in the Host Location in the form of a housing allowance in the amount of 6,000 CHF per month to cover the cost of reasonable housing. If utilities are not included in the rent, the Home Company will also cover the expenses for the actual utility costs such as electricity, gas, oil, and/or water.
If you choose to rent housing that is more expensive than the limits set by Home Company, the additional costs will be your responsibility.

The security deposit for the rental property will be advanced to you by Home Company and is expected to be repaid in full once the lease has terminated. Please note that any damage to the property, beyond normal wear and tear, will be your responsibility.

Customary local rental agent fees associated with acquiring the Host Location rental will be paid by Home Company.

Housing costs are determined based on base salary and family size by an outside consultant. The housing allowance will be paid to you as part of the Home Company's normal payroll cycle or directly to the landlord if deemed beneficial for tax purposes. These amounts will be grossed up for taxes.

Applicable utilities such as gas, electric, etc. will also be paid by Home Company as an allowance as part of the Home Location's normal payroll cycle and will be grossed up for taxes.

Host Location Transportation	An allowance of $1,771 USD per month will be provided for the lease of an automobile.
The maximum amount of such payment will be determined by third party recommendations.

The transportation allowance is provided on a monthly basis, it will be paid as part of the Home Company's normal pay cycle and will be grossed up for taxes.

Hypothetical Tax (Deduction)
Home Company's tax service provider will calculate the estimated hypothetical taxes that will be deducted from your compensation. This hypothetical tax will be calculated on your non-Assignment related compensation (i.e., base salary, bonus, etc.) and is in lieu of actual income tax withholding. This is defined as the Home Location tax that would have been payable on these elements of your remuneration package had you remained working and resident in your Home Location.
The hypothetical taxes will be deducted from your base salary as part of the Home Company's normal payroll cycle while on Assignment.
Income Tax Preparation/Equalization
Home Company will pay the reasonable and customary costs of Home Company's tax provider for the preparation and filing of the Host Location (and Home Location where applicable), tax returns and consulting services for the duration of the Assignment. In addition, the Home Company's tax provider will handle any inquiries from taxing authorities which relate to your Assignment.

The intent of the Home Company's tax equalization policy is that your ultimate tax burden while on Assignment will be approximately the same as the tax burden that you would have incurred had you remained in the Home Location. The Home Company's tax equalization policy is designed and intended to yield neither an economic benefit nor economic detriment to you as a result of having gone on assignment.

The tax preparation services will be provided for all years in which you are covered by the Assignment program, including the year of repatriation, and any year following your repatriation if there is still residual Assignment related income and/or significant foreign tax credits in effect. In addition, the Home Company tax provider will handle any inquiries from taxing authorities which relate to your Assignment.

The fees for this service will be direct billed to Home Company.

REPATRIATION
Travel – Assignment End	Home Company will pay for transportation for you back to the Home Location (to include airfare, ground transportation, en-route expenses).	Such payment will be made by Aires upon submission of expense report and receipts Class of air travel is based on Home Company's travel policy guidelines.
Temporary Living
Home Company will reimburse you for reasonable and necessary temporary living expenses before departing your Host Location or after arriving in your Home Location or new assignment location for a maximum of sixty (60) days.

Reimbursable expenses include reasonable hotel accommodations, meals, laundry and transportation.
The type of accommodations will be provided based on third party recommendations. Such payment will be made by Aires upon submission of expense report and receipts.

Exhibit B

December 9, 2019

Zelko Relic

RELOCATION ACKNOWLEDGMENT CLAUSE

I understand and agree that all relocation/allowance payments and benefits related to my Assignment made to me or on my behalf by Home Company prior to the completion of twenty four (24) months of service on Assignment, measured from the Effective Date, shall not be considered "earned" until twenty four (24) months of employment with the Home Company on Assignment have been completed.

In the event I am involuntarily terminated for "Cause" or voluntarily resign from my employment with Home Company, Home Company will not assume the cost for return transportation to the Home Location or return shipment of furniture, household goods, or personal effects except where mandated by applicable law. Should I choose to remain in the Host Location, my tax equalization calculation, calculated pursuant to the Home Company's tax equalization policy, will assume that I left the Host Location within thirty (30) days of such resignation. Should I be involuntarily terminated for "Cause" or voluntarily resign from my employment with Home Company within the first twelve (12) months of the Effective Date, I will be required to repay 100% of the relocation/assignment costs and benefits related to my Assignment, to the extent allowed under applicable law. Should I be involuntarily terminated for "Cause" or voluntarily resign from my employment with Home Company between twelve (12) and twenty-four (24) months of the Effective Date, I will be required to repay 50% of the relocation/assignment costs related to the Assignment to the extent allowed under applicable law.

In the event of involuntary termination due to performance issues and/or job restructuring, no reimbursement is required.

In accordance with the above, if my employment with Home Company terminates prior to the completion of twenty four (24) months of service on Assignment, measured from the Effective Date, I authorize at the time of termination of my employment Home Company to withhold from my final pay check any Assignment-related monies due to Home Company, if any, in accordance with the formula stated above, in the above described scenarios. In the event the amount I owe Home Company is greater than the amount of my final pay check, I agree to pay the balance in full to Home Company within thirty (30) days of my termination date.

_____________________________________        ________________________
Zelko Relic                          Date

Exhibit C
INTERNATIONAL ASSIGNMENT TAX EQUALIZATION POLICY AGREEMENT
I accept that all interpretations under this International Assignment Tax Equalization Policy Agreement, shall be controlled by the Home Company. Home Company shall have the right and privilege at any time it deems necessary and proper to amend, add, or delete provisions to and from this International Assignment Tax Equalization Policy Agreement, without prior notice.

In addition, I understand, as the employee, I am fully responsible for all penalties and interest charges assessed by any tax authority due to my failure to (1) provide information to the Home Company's designated tax services provider on a timely basis, (2) notify the Home Company's designated tax services provider of any significant personal income or investment transactions, or (3) cooperate with the Home Company with respect to the tax equalization process.

I understand and agree that, to the extent allowed by applicable law, Home Company will reduce my compensation by an estimated hypothetical tax. The estimated hypothetical tax is an amount which approximates my periodic tax deductions/withholdings, if applicable, calculated with reference to compensation, benefits, deductions and credits otherwise available to me had I remained in my Home Location. In return, Home Company will advance wages that I have not yet earned to assist with the payment of my actual Home and Host Location tax liabilities.

I understand that these wage advances provided by the Home Company for payment of taxes constitutes an obligation by me to Home Company, which will be reconciled with the final liabilities that are Home Company's responsibility through the annual tax equalization settlement calculation. After completion of the tax equalization settlement statement for each taxable year, I agree to repay any obligation for each taxable year within thirty (30) days. If I fail to repay any obligation to Home Company within thirty (30) days after completion of the tax equalization settlement statement, then, unless Home Company and I have agreed otherwise in writing, Home Company shall have the right, to the extent allowed under applicable law, to:

a)	Reduce any Assignment-related allowances or reimbursements due to me, and/or
a)    Reduce future amounts paid to me whether as wages, salary or other compensation for services performed in light of my having received wage advances that I have not yet earned.

The total obligation will become immediately due and payable if my employment with Home Company or any of its affiliate corporations is terminated, whether voluntarily or involuntarily, to the extent allowed under applicable law.

If I fail to furnish tax records in response to a request by the Home Company, or cease employment with the Home Company or any of its subsidiaries for any reason before the tax records needed to complete the year-end tax equalization settlement statement, then Home Company shall have the right to calculate such amounts by making reasonable assumptions of probable taxes. If an amount is owed to Home Company, Home Company shall also have the right to require immediate payment of such amount, including the right to reduce future amounts paid to me whether as wages, salary or other compensation for services performed in light of my having received wage advances that I have not yet earned, unless Home Company and I have agreed otherwise in writing.

By signing, I accept all terms and conditions of this International Assignment Tax Equalization Policy Agreement.

Acknowledgment and acceptance:

____________________________________     ____________
Zelko Relic                        Date